HRG Group, Inc. Reports Fourth Quarter and Fiscal Year 2015 Results Achieves Revenues of $5.8 Billion
NEW YORK - November 20, 2015 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a diversified holding company focused on owning businesses that it believes can, in the long term, generate sustainable free cash flow or attractive returns on investment, today announced its consolidated results for the fourth quarter of Fiscal 2015 ended on September 30, 2015 (the “Fiscal 2015 Quarter”) as well as the results for the full fiscal year ended on September 30, 2015 (the "Fiscal 2015"). The results include HRG's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which consists of Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Front Street Re, Ltd. (“Front Street”);

•
Energy, which consists of Compass Production Partners, LP (“Compass”), a subsidiary of HGI Energy Holdings, LLC (“HGI Energy”) engaged in the operation, acquisition and development of conventional oil and natural gas assets in the U.S.; and

•	Asset Management, which consists of Salus Capital Partners, LLC (“Salus”), Energy & Infrastructure Capital (“EIC”) and CorAmerica Capital, LLC (“CorAmerica”).

"In 2015, we achieved record revenue, Adjusted EBITDA and free cash flow in our largest segment, Consumer Products, which we accomplished through a combination of strong execution in the core business, the successful integration of recent accretive acquisitions and the mitigation of the persistently unfavorable foreign exchange headwinds," said Omar Asali, President and Chief Executive Officer of HRG. "We will continue to look for opportunities to grow this important segment in 2016 through both organic sources and attractive M&A.

"In Energy, the recent agreement to sell properties in East Texas and Northern Louisiana reflects the high quality of Compass' assets. We expect this accretive transaction will provide proceeds for reducing leverage and increasing flexibility at the segment, as we move forward with a plan to preserve value by continuing to focus on leverage and liquidity. Looking at the operations, our focus on addressing the severe contractions in oil and gas pricing through strong cost controls has helped keep the business profitable on an Adjusted EBITDA basis in both the quarter and the year.

"Finally, we are pleased with the recently announced FGL transaction, which will allow us to sell our stake and capture a substantial return on our original investment in a tax-efficient manner. We believe FGL and Anbang will be a strong competitor in the market and we look forward to working with the regulators to close the transaction by the second quarter of calendar year 2016. While it is premature at this point for us to discuss any specific plans, we remain committed to deleveraging at the HRG level, balanced against the opportunities available to us to reinvest in the business at the time we receive the proceeds."

Fiscal 2015 Consolidated Highlights:

•
HRG recorded total Revenues of $5.8 billion for Fiscal 2015, a decrease of $147.1 million, or 2.5%, from the year ended September 30, 2014 ("Fiscal 2014"), driven primarily by lower investment gains in the Insurance segment and the impact of unfavorable foreign exchange in Consumer Products. Revenue excluding the impact of both items increased 10.5% and was driven primarily by higher Consumer Products revenues.

•
Consolidated Operating loss of $227.8 million in Fiscal 2015 decreased $797.3 million as compared to the $569.5 million in reported Operating income in Fiscal 2014, driven primarily by the previously-disclosed impairments and bad debt expense recorded in the Insurance, Energy and Asset Management segments. Excluding the impact of impairments and bad debt expense, Operating income of $447.5 million in Fiscal 2015 decreased $205.9 million, or 31.5%, due primarily to lower operating income in Insurance, in connection with an increase in embedded derivatives liability for future index credits.

•
Net loss attributable to common and participating preferred stockholders was $556.8 million, or $2.81 per common share attributable to controlling interest, as compared to a net loss attributable to common and participating preferred stockholders of $83.9 million, or $0.51 per common share attributable to controlling interest, in Fiscal 2014. The decline was due primarily to the same factors that negatively affected Operating income.

•
HRG ended Fiscal 2015 with corporate cash and investments of approximately $331.3 million (primarily held at HRG and HGI Funding LLC), a decrease of $62.4 million from the comparable balance of $393.7 million held as of June 30, 2015 due primarily to the payment of interest on the Company's notes in July.

•
In Fiscal 2015, HRG received dividends of $65.7 million from its subsidiaries, including $41.2 million, $12.2 million, $10.0 million, $2.3 million from the Consumer Products, Insurance, Energy and Asset Management segments, respectively, which does not give effect to the net impact from $9 million of interest payments made by HRG on behalf of HGI Energy with respect to certain intercompany notes issued by HGI Energy to other HRG subsidiaries.

Fourth Quarter Fiscal 2015 Consolidated Highlights:

•
HRG recorded total Revenues of $1.5 billion for the Fiscal 2015 Quarter, a decrease of $59.9 million, or 4.0%, as compared to the fourth quarter of fiscal 2014 (the "Fiscal 2014 Quarter"), driven primarily by lower net investment gains as compared to the Fiscal 2014 Quarter as well as the ongoing impact of unfavorable foreign exchange in Consumer Products. Revenue excluding the impact of both items increased 13.5% and was driven primarily by higher Consumer Products revenues.

•
In May, Spectrum acquired Armored AutoGroup, the leader in the US automotive aftermarket appearance category, for $1.4 billion. The transaction contributed $96.1 million and $160.5 million of revenue in the Fiscal 2015 Quarter and Fiscal 2015, respectively. Excluding these amounts, HRG's consolidated currency-consistent revenues, excluding the impact of net investment gains, increased 7.0% and 7.6% in the Fiscal 2015 Quarter and Fiscal 2015, respectively.

•
Consolidated Operating income of $54.7 million in the Fiscal 2015 Quarter declined $90.2 million as compared to the $144.9 million of Operating income reported in the Fiscal 2014 Quarter. The decrease was due primarily to the impact of lower investment gains in Insurance as well as the recognition of $45.7 million and $15.7 million of impairments in the Energy and Asset Management segments, respectively, as described below in the Additional Items section.

•
Results reflect a $26.8 million increase in interest expense relative to the Fiscal 2014 Quarter from higher overall debt levels, due primarily to the financing activity for accretive acquisitions made in Fiscal 2015 which were only partially offset by refinancing activities to lower interest rate debt at HRG and its subsidiaries.

•
HRG incurred a tax expense of $57.1 million in the Fiscal 2015 Quarter and a (81.6)% effective tax rate as compared to a $32.8 million expense in the Fiscal 2014 Quarter and a 65.1% effective tax rate. The increase in tax expense in the current quarter was due primarily to higher income from continuing operations at certain segments and an increase in the deferred tax valuation allowance.

•
Net loss attributable to common and participating preferred stockholders of $143.1 million, or $0.73 per common share attributable to controlling interest during the Fiscal 2015 Quarter, compared to a Net loss attributable to common and participating preferred stockholders of $6.3 million, or $0.03 per common share attributable to controlling interest during the Fiscal 2014 Quarter. The loss increased primarily due to the lower Operating income in the current period as well as higher consolidated interest expense in connection with the higher overall debt levels.

Additional Items:
FGL Transaction
After the close of the Fiscal 2015 Quarter, FGL announced a definitive merger agreement under which Anbang Insurance Group Co., Ltd. will acquire FGL for $26.80 per share in cash. The merger agreement permits FGL to continue paying out a regular quarterly cash dividend, provided it does not exceed its most recently-declared $0.065 per share, per quarter amount. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to close in the second quarter of calendar year 2016.
Compass Transaction
After the close of the Fiscal 2015 Quarter, Compass signed a definitive agreement to sell certain of its assets for $160 million in cash, subject to customary closing adjustments. The transaction is expected to close prior to the close of the first quarter of Fiscal 2016 and the proceeds are expected to be used to reduce the borrowings outstanding under Compass' credit facility, which totaled $327 million as of September 30th.
Non-Cash Impairments
Energy
Pursuant to SEC reporting requirements, Compass performed a ceiling test at the end of the quarter utilizing simple average spot prices for the trailing twelve month period for proved reserves, which may not be indicative of actual market values or forward strip prices for those reserves. As a result of this test, Compass recorded a non-cash impairment of $45.7 million to its proved oil and natural gas properties during the quarter, due primarily to the decline in oil and natural gas prices. This impairment is reflected in the Operating income of the Energy segment for the Fiscal 2015 Quarter.
Over the course of Fiscal 2015, Compass recorded $485.1 million in non-cash impairments to its oil and natural gas properties and, if oil and gas prices do not increase, additional, non-cash impairments to properties may be required in Fiscal 2016.
Asset Management
During the Fiscal 2015 Quarter, $15.7 million of impairments were recorded to asset-backed loans originated by Salus where the underlying collateral was determined to be under-performing. Over the course of Fiscal 2015, the Asset Management segment recorded a total of $87.9 million in impairments, which includes the amounts previously-disclosed with respect to the term loan that was originated to RadioShack Corp.

Segment Highlights:
Consumer Products

•
Consumer Products Revenues increased $129.8 million, or 11.0%, to $1.3 billion in the Fiscal 2015 Quarter, as the impact of newly acquired businesses more than offset the negative impact of $73.7 million in unfavorable foreign exchange. Excluding the impact of foreign exchange, revenue increased $203.5 million, or 17.3%. Excluding the impacts of foreign exchange and businesses acquired during Fiscal 2015, revenue increased $25.6 million, or 2.2%. The segment's Operating income of $134.4 million increased 16.3%, or $18.8 million, as compared to the $115.6 million reported for the Fiscal 2014 Quarter, due primarily to the impact of businesses acquired within the past year, which more than offset the costs associated with their integration.

•
On November 17, 2015, Spectrum Brands announced that its Board of Directors approved a $0.33 per share quarterly common stock dividend, a 10% increase from the $0.30 dividend declared in the Fiscal 2014 Quarter.

Insurance

•
Sales of fixed indexed annuities in Fiscal 2015 increased 50.1% over Fiscal 2014 to $2.2 billion, and decreased 6.8% as compared to the Fiscal 2014 Quarter to $424 million in the Fiscal 2015 Quarter. New products introduced in 2015 contributed $189 million, or 45%, of fixed indexed annuity sales in the current period.

•
Insurance Revenues decreased 60.7%, from $283.0 million in the Fiscal 2015 Quarter to $111.1 million in the Fiscal 2014 Quarter due to higher net investment gains recorded in the Fiscal 2014 Quarter. Excluding the net investment (losses) gains from both periods, Insurance Revenues increased 10.4% to $280.4 million primarily due to higher investment income.

Energy

•
The Energy segment reported Revenue of $22.8 million, a decrease of $11.9 million, or 34.3%, from the Fiscal 2014 Quarter, as lower commodity prices and natural production declines were only partially offset by the impact of the acquisition of the full interest in Compass in the first fiscal quarter of 2015.

Asset Management

•
The Asset Management segment generated $1.9 million in revenues for the Fiscal 2015 Quarter, a decrease of $6.7 million over the Fiscal 2014 Quarter due principally to a lower amount of realized interest income at Salus.

Detail on Fourth Quarter and Fiscal Year 2015 Segment Results:
Consumer Products:
Note: Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, certain purchase accounting fair value adjustments, restructuring and related charges, acquisition and integration related charges, depreciation and amortization expenses and stock-based compensation - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported consolidated net sales of $1,308.1 million for the Fiscal 2015 Quarter, an increase of $129.8 million, or 11.0%, as compared to the $1,178.3 million reported in the Fiscal 2014 Quarter. In Fiscal 2015, net sales increased $261.3 million, or 5.9%, to $4,690.4 million. The increase in both periods was due primarily to the impact of newly acquired businesses, which more than offset the $73.7 million and $229.8 million of negative impact from unfavorable foreign exchange in the Fiscal 2015 Quarter and Fiscal 2015, respectively, as the Euro weakened relative to the US dollar over the course of the year. Excluding the net impact of foreign exchange, sales increased $203.5 million, or 17.3%, as compared to the Fiscal 2014 Quarter, and increased $491.1 million, or 11.1%, in Fiscal 2015, with higher sales in all product categories as compared to Fiscal 2014 except consumer batteries, which declined due primarily to lower distribution space, holiday shipment timing and the bankruptcy of a key retailing partner.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, increased $56.6 million, or 13.8%, to $467.5 million in the Fiscal 2015 Quarter, and increased $101.6 million, or 6.5%, to $1,670.4 million in Fiscal 2015. The increase in both periods was driven by the same factors that affected revenue. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, was 35.7% in the Fiscal 2015 Quarter, an increase of 80 basis points over the Fiscal 2014 Quarter, and 35.6% in Fiscal 2015, an increase of 20 basis points over Fiscal 2014.
Operating income increased $18.8 million, or 16.3%, to $134.4 million in the Fiscal 2015 Quarter, as compared to $115.6 million in the Fiscal 2014 Quarter. Operating income decreased $7.8 million, or 1.6%, to $474.1 million in Fiscal 2015, as compared to the $481.9 million reported in Fiscal 2014, due primarily to the impact of unfavorable foreign exchange as well as increased selling, general and administrative costs related to acquisitions and costs related to their integration.
Consumer Products adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) was $229.4 million for the Fiscal 2015 Quarter, an increase of $42.5 million, or 22.7%, as compared to the Fiscal 2014 Quarter. In Fiscal 2015, Adjusted EBITDA-Consumer Products was $800.6 million, an increase of $76.2 million, or 10.5%, as compared to the $724.4 million reported in Fiscal 2014.
After the close of the Fiscal 2015 Quarter, on November 17, 2015, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.33 per share on Spectrum Brands’ common stock. This is a 10% increase in the quarterly dividend declared as compared to the $0.30 quarterly dividend paid per share in connection with the comparable period in Fiscal 2014. Over the past two years, the quarterly dividend paid to Spectrum Brands common stockholders has increased 32%. The newly-declared dividend, which is a regular taxable cash dividend, is payable on December 17, 2015 to all Spectrum Brands stockholders of record as of the close of business on December 1, 2015.
For more information on HRG's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' most recent quarterly earnings announcement, which may be accessed at www.spectrumbrands.com.

Insurance:
Note: Insurance AOI, as described below, is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, impairments and bad debt expense in subsidiaries and the effect of class action litigation reserves - see "Non-U.S. GAAP Measures" and a reconciliation of Insurance AOI to the Insurance segment's reported income in the tables accompanying this release. In the second quarter of 2014, the Insurance AOI definition was revised from a pre-tax basis to an after-tax basis. Insurance AOI now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income.

The Insurance segment recorded annuity sales, which are recorded as deposit liabilities (i.e. contract holder funds) in accordance with US GAAP, of $2.5 billion in Fiscal 2015 and $433 million for the Fiscal 2015 Quarter. This was an increase of $304 million, or 14.1%, as compared to the $2.2 billion of sales recorded in Fiscal 2014 and a decrease of $68 million, or 13.6%, as compared to the $501 million of sales recorded in the Fiscal 2014 Quarter. During Fiscal 2015, FGL grew fixed indexed annuities by 50% over Fiscal 2014, due primarily to the launch of new products introduced in the last few quarters, which contributed $189 million of new sales to the current period.
Net investment income increased $18.4 million, or 8.3%, to $240.0 million for the Fiscal 2015 Quarter, from $221.6 million for the Fiscal 2014 Quarter, and increased $93.8 million, or 11.4%, to $918.3 million in Fiscal 2015. The yield on average invested assets at FGL was 4.92%, a 19 basis points increase from the third quarter of 2015 and a 14 basis point increase from the 4.78% yield reported in the Fiscal 2014 Quarter.
Operating loss of $10.2 million for the Fiscal 2015 Quarter reflected a decrease of $74.8 million, or 115.8%, from an operating income of $64.6 million for the Fiscal 2014 Quarter, and declined $241.3 million, or 85%, to $43.5 million in operating income in Fiscal 2015. The decline in both periods was primarily due to the lower net investment gains, which were only partially offset by an increase in net investment income.
The segment recorded Insurance AOI of $36.6 million for the Fiscal 2015 Quarter, an increase of $5.3 million, or 17%, from $31.3 million for the Fiscal 2014 Quarter. The increase was primarily due to increases in average assets under management and earned yields. In Fiscal 2015, Insurance AOI of $111.2 million declined $43.3 million, or 28.0%, from $154.5 million in Fiscal 2014, due to an unfavorable increase in mortality experience on immediate annuity products in Fiscal 2015 and the release of a tax valuation in Fiscal 2014.
The Insurance segment had average invested assets (on an amortized cost basis) of approximately $19.1 billion as of September 30, 2015. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of September 30, 2015, HRG's Insurance segment had a net U.S. GAAP book value of $1.4 billion (excluding Accumulated Other Comprehensive Income (“AOCI”) of $149.1 million). As of September 30, 2015, the Insurance segment's available for sale investment portfolio had $146.5 million in net unrealized gains on a U.S. GAAP basis.
For more information on HRG's Insurance segment, interested parties should read Fidelity & Guaranty Life’s announcements and public filings with the Securities & Exchange Commission, including Fidelity & Guaranty Life’s most recent quarterly earnings announcement, available at www.fglife.com.
Energy:
Note: Adjusted EBITDA-Energy is a non-U.S. GAAP measure that excludes interest expense, depreciation, amortization and depletion, accretion of discount on asset retirement obligations, non-cash write-downs of assets, gain on remeasurement of investment to fair value, non-recurring other operating items, non-cash changes in the fair value of derivatives, cash settlements on derivative financial instruments and stock-based compensation - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.

Oil and natural gas revenues were $22.8 million for the Fiscal 2015 Quarter, a decrease of $11.9 million, or 34.3%, from the Fiscal 2014 Quarter. In Fiscal 2015, revenues of $107.4 million declined $39.6 million, or 26.9%. The decline in revenues in both periods was due primarily to lower prices for oil, natural gas and natural gas liquids, as the average sales price per barrel for oil and natural gas liquids declined by 44% and 51%, respectively, in Fiscal 2015 as compared to Fiscal 2014. Revenue in both periods was further affected by the expected decreases in natural gas production, which was offset by the additional revenue earned through the acquisition of a full ownership interest in Compass.

Operating loss for the Fiscal 2015 Quarter was $56.0 million, a decrease of $59.5 million from the Fiscal 2014 Quarter due primarily to the ceiling test impairment previously discussed in the "Additional Items" section. The Operating loss in Fiscal 2015 was $526.6 million, a decrease of $472.9 million from the Fiscal 2014 loss of $53.7 million, which was also due primarily to the ceiling test impairments. Excluding impairments, the operating loss of $10.3 million for the Fiscal 2015 Quarter and $41.5 million in Fiscal 2015 was a decrease of $13.8 million and $68.8 million, respectively, from the comparable periods in 2014. The decline in both the quarter and the year was due primarily to the impact of the lower revenues.
Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") was $4.7 million for the Fiscal 2015 Quarter, a decrease of $8.9 million, or 65.4%, from the Fiscal 2014 Quarter, and was $28.9 million in Fiscal 2015, a decrease of $34.4 million, or 54.3% from Fiscal 2014.
For the Fiscal 2015 Quarter, the Energy segment's production was 113 Mbbl of oil, 151 Mbbl of natural gas liquids and 6,123 Mmcf of natural gas. In the Fiscal 2015 Quarter, average daily production at Compass was 86 Mmcfe as compared to 73 Mmcfe in the Fiscal 2014 Quarter, with the increase due primarily to the acquisition of the full interest in Compass, as the prior period reflects only the Company's proportional interest in Compass' production, which more than offset the impact of natural production declines.
Asset Management:
The Asset Management segment reported revenues of $1.9 million for the Fiscal 2015 Quarter, a decrease of $6.7 million, or 77.9%, from the $8.6 million reported in the Fiscal 2014 Quarter. Fiscal 2015 revenues decreased $12.0 million, or 35.1%, to $22.2 million. The decrease in both the quarter and the year was due primarily to a lower amount of interest income generated at Salus, which, during the course of the year, shifted the strategic focus of its operations from loan originations to the recovery of capital from its existing loan portfolio. Accordingly, Salus originated no new asset-based loan commitments in the Fiscal 2015 Quarter, and as of September 30, 2015, Salus, together with its affiliated co-lenders FGL and FSR, had $335.8 million of loans outstanding, net of allowance for credit losses of $60.1 million.
The Asset Management segment reported an operating loss of $20.4 million for the Fiscal 2015 Quarter, a decline of $17.9 million as compared to the operating loss of $2.5 million for the Fiscal 2014 Quarter. For Fiscal 2015, the operating loss declined $103.8 million to $103.1 million. The decrease in profitability in both the quarter and the year was due primarily to the impairments and bad debt expense described in the Additional Items section. Excluding these items, operating losses of $4.7 million in the Fiscal 2015 Quarter and $15.2 million in Fiscal 2015 reflect a decline of $3.2 million and $18.2 million, respectively, over the comparable periods in 2014, and were driven by costs incurred to support the expansion of the segment into infrastructure and commercial and residential real estate investing.
Conference Call
HRG Group, Inc. will host a live conference call to discuss its results on Friday, November 20, 2015 at 10:00 a.m. Eastern Standard Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 79310307. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HRG Website, www.HRGgroup.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight November 23, 2015 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 79310307. A replay will also be available on the Company's website.
About HRG Group, Inc.
HRG Group, Inc. (formerly "Harbinger Group Inc.") is a diversified holding company focused on owning businesses that the Company believes can, in the longer term, generate sustainable free cash flow or attractive returns on investment. The Company's principal operations are conducted through businesses that: offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, personal insect repellents, and auto care products); offer life insurance and annuity products; provide asset-backed loans; and own energy assets. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the completion of the transaction between FGL and Anbang, the completion of the transaction at Compass, expected dividends from our subsidiaries, our or our subsidiaries' capital needs and potential acquisitions, dispositions or other transactions by us or our subsidiaries, and expectations with respect to foreign exchange rates and commodity prices. Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG's management and the management of HRG's subsidiaries (including target businesses). Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HRG subsidiaries to close previously announced transactions; the ability of HRG's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions; the decision of HRG subsidiaries' boards to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG's liquidity, which may be impacted by a variety of factors, including the capital needs of HRG's current and future subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG's and its subsidiaries' ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction's expected benefits, efficiencies/cost avoidance or savings, income and margins, growth, economies of scale, streamlined/combined operations, economic performance and conditions to, and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management's plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption "Risk Factors" in HRG's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.
Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
We exclude the impact of foreign currency losses of $73.7 and $229.8 million and the net investment gains on the measure of revenue growth of the quarter and year, respectively, which is based on a non-GAAP financial measure. While such adjustments are an integral part of the overall performance of the business, macroeconomic factors can overshadow the underlying performance. We believe this measure assists in understanding the trends in our business.
Adjusted EBITDA is a non-GAAP financial measure used in our Consumer Products (“Adjusted EBITDA - Consumer Products”) and Energy (“Adjusted EBITDA - Energy”) segments and one of the measures used for determining Spectrum Brands and Compass’ debt covenant compliance. “Insurance AOI” is a non-US GAAP financial measure frequently used throughout the insurance industry and is an economic measure the Insurance segment uses to evaluate financial performance each period. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represent net income adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period and other non-recurring operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation. Adjusted EBITDA is a metric used by management and frequently used by the financial community and provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. Computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. Insurance AOI is calculated by adjusting the Insurance segment’s net income to eliminate (i) the impact of net investment gains, including other-than-temporary impairment losses recognized in operations, but excluding gains and losses on derivatives; (ii) the effect of changes in the rates used to discount the FIA embedded derivative liability; (iii) the impact of certain litigation reserves and (iv) impairments and bad debt expense from subsidiaries. All adjustments to Insurance AOI are net of the corresponding value of business acquired, deferred acquisition costs and income tax impact related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations and together with net income, we believe Insurance AOI provides meaningful financial metric that helps investors understand our underlying results and profitability.
While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

For further information contact:

HRG Group, Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2015	September 30, 2014

ASSETS
Investments:
Fixed maturities	$17,514.8	$17,211.5
Equity securities	649.4	768.1
Derivatives	81.9	296.3
Asset-based loans	335.8	811.6
Commercial mortgage loans	489.2	136.2
Other invested assets	39.6	28.8
Total investments	19,110.7	19,252.5
Cash and cash equivalents	1,197.0	1,319.2
Receivables, net	632.9	585.1
Inventories, net	780.8	635.2
Accrued investment income	192.0	184.9
Reinsurance recoverable	2,351.9	2,397.6
Deferred tax assets	285.0	186.7
Properties, including oil and natural gas properties, net	812.8	908.6
Goodwill	2,487.4	1,524.8
Intangibles, including deferred acquisition costs and value of business acquired, net	3,528.9	2,683.7
Other assets	954.7	421.9
Total assets	$32,334.1	$30,100.2

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$17,769.8	$16,463.5
Future policy benefits	4,096.8	3,655.5
Liability for policy and contract claims	55.3	58.1
Funds withheld from reinsurers	9.8	38.0
Total insurance reserves	21,931.7	20,215.1
Debt	6,382.7	5,157.8
Accounts payable and other current liabilities	1,137.7	1,033.0
Employee benefit obligations	92.9	86.2
Deferred tax liabilities	613.6	533.3
Other liabilities	587.4	817.8
Total liabilities	30,746.0	27,843.2

Commitments and contingencies

HRG Group, Inc. stockholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,458.5	1,472.3
Accumulated deficit	(833.1)	(276.3)
Accumulated other comprehensive income	(40.7)	243.6
Total HRG Group, Inc. stockholders' equity	586.7	1,441.6
Noncontrolling interest:	1,001.4	815.4
Total permanent equity	1,588.1	2,257.0
Total liabilities and equity	$32,334.1	$30,100.2

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Fiscal Quarter		Fiscal
	2015	2014	2015	2014
	(Unaudited)
Revenues:
Net consumer and other product sales	$1,308.1	$1,193.7	$4,733.1	$4,449.2
Oil and natural gas	22.8	34.7	107.4	147.0
Insurance premiums	15.8	14.6	59.8	56.6
Net investment income	239.8	223.7	927.2	842.2
Net investment (losses) gains	(158.5)	27.9	(104.7)	395.3
Insurance and investment product fees and other	24.5	17.8	93.1	72.7
Total revenues	1,452.5	1,512.4	5,815.9	5,963.0
Operating costs and expenses:
Cost of consumer products and other goods sold	840.6	779.2	3,050.9	2,875.6
Oil and natural gas direct operating costs	19.8	18.7	85.9	69.6
Benefits and other changes in policy reserves	132.5	156.4	625.5	852.7
Selling, acquisition, operating and general expenses	363.0	354.1	1,476.5	1,332.5
Impairments and bad debt expense	61.9	1.4	675.3	83.9
Amortization of intangibles	(20.0)	57.7	129.6	179.2
Total operating costs and expenses	1,397.8	1,367.5	6,043.7	5,393.5
Operating (loss) income	54.7	144.9	(227.8)	569.5
Interest expense	(109.6)	(82.8)	(429.7)	(321.9)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	—	—	(12.7)
Gain on deconsolidation of subsidiary	—	—	38.5	—
Gain upon gaining control of equity method investment	—	—	141.2	—
Other income (expense), net	(15.1)	(11.7)	37.0	(21.7)
(Loss) income from continuing operations before income taxes	(70.0)	50.4	(440.8)	213.2
Income tax expense	57.1	32.8	71.6	111.5
Net (loss) income	(127.1)	17.6	(512.4)	101.7
Less: Net income (loss) attributable to noncontrolling interest	16.0	23.9	44.4	112.0
Net loss attributable to controlling interest	(143.1)	(6.3)	(556.8)	(10.3)
Less: Preferred stock dividends and accretion	—	—	—	73.6
Net loss attributable to common and participating preferred stockholders	$(143.1)	$(6.3)	$(556.8)	$(83.9)

Net loss per common share attributable to controlling interest:

Basic	$(0.73)	$(0.03)	$(2.81)	$(0.51)
Diluted	$(0.73)	$(0.03)	$(2.81)	$(0.51)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter		Fiscal
	2015	2014	2015	2014
	(Unaudited)
Revenues:
Consumer Products	$1,308.1	$1,178.3	$4,690.4	$4,429.1
Insurance	111.1	283.0	836.2	1,349.7
Energy	22.8	34.7	107.4	147.0
Asset Management	1.9	8.6	22.2	34.2
Intersegment elimination (a)	8.6	(7.6)	117.0	(17.1)
Consolidated segment revenues	1,452.5	1,497.0	5,773.2	5,942.9
Corporate and Other	—	15.4	42.7	20.1
Total revenues	$1,452.5	$1,512.4	$5,815.9	$5,963.0

Operating income (loss):
Consumer Products	$134.4	$115.6	$474.1	$481.9
Insurance	(10.2)	64.6	43.5	284.8
Energy	(56.0)	3.5	(526.6)	(53.7)
Asset Management	(20.4)	(2.5)	(103.1)	0.7
Intersegment elimination (a)	8.4	(8.0)	75.2	(17.7)
Total segment operating income (loss)	56.2	173.2	(36.9)	696.0
Corporate and Other and eliminations	(1.5)	(28.3)	(190.9)	(126.5)
Consolidated operating income (loss)	54.7	144.9	(227.8)	569.5
Interest expense	(109.6)	(82.8)	(429.7)	(321.9)
Loss from the change in the fair value of the equity conversion feature of preferred stock	—	—	—	(12.7)
Gain on deconsolidation of subsidiary	—	—	38.5	—
Gain upon gaining control of equity method investment	—	—	141.2	—
Other (expense) income, net	(15.1)	(11.7)	37.0	(21.7)
(Loss) income from continuing operations before income taxes	$(70.0)	$50.4	$(440.8)	$213.2
(a) The Intersegment eliminations represent the reversal and reclassification of impairments recorded in our Insurance segment, as well as normal intercompany transactions for the period. For Fiscal 2015, the Insurance segment eliminations include the reversal of intercompany assets impairments of $57.1 million. For Fiscal 2015, the Insurance segment eliminations also include a reclassification of $40.0 million of impairments resulting from the RadioShack bankruptcy from Net investment losses to Bad debt expense and the reversal of impairments of $35.4 million already reflected in the Asset Management segment.

HRG GROUP, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net income:	2015	2014	2015	2014
Reported net income - Consumer Products segment	$26.6	$48.1	$149.4	$214.5
Add back:
Interest expense	65.4	50.4	271.9	202.1
Income tax expense	39.1	15.2	43.9	59.0
Purchase accounting fair value adjustment	14.0	—	21.7	—
Restructuring and related charges	6.4	6.9	28.7	22.9
Acquisition and integration related charges	14.6	5.6	58.8	20.1
Venezuela devaluation	2.5	—	2.5	—
Other	2.2	1.3	6.1	1.3
Adjusted EBIT - Consumer Products segment	170.8	127.5	583.0	519.9
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	23.5	19.6	82.2	76.0
Amortization of intangibles	23.8	20.5	87.8	81.7
Stock-based compensation	11.3	19.3	47.6	46.8
Adjusted EBITDA - Consumer Products segment	$229.4	$186.9	$800.6	$724.4
The table below shows the adjustments made to the reported net (loss) income of the Energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net loss (income):	2015	2014	2015	2014
Reported net (loss) income - Energy segment	$(56.7)	$5.4	$(378.6)	$(76.9)
Interest expense	4.8	4.0	18.9	16.7
Depreciation, amortization and depletion	7.7	9.4	43.4	39.9
EBITDA - Energy segment	(44.2)	18.8	(316.3)	(20.3)
Accretion of discount on asset retirement obligations	0.7	0.5	2.8	2.0
Impairments and bad debt expense	45.7	—	485.1	81.0
Gain on remeasurement of investment to fair value	—	—	(141.2)	—
Non-recurring other operating items	—	0.2	2.6	0.2
(Gain) loss on derivative financial instruments	(4.0)	(5.8)	(25.3)	6.6
Cash settlements on derivative financial instruments	6.5	—	20.6	(6.2)
Stock based compensation expense	—	(0.1)	0.6	—
Adjusted EBITDA - Energy segment	$4.7	$13.6	$28.9	$63.3
The table below shows the adjustments made to the reported net (loss) income of the Insurance segment to calculate its adjusted operating income (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net (loss) income :	2015	2014	2015	2014
Reported net (loss) income - insurance segment	$(33.6)	$35.8	$(93.7)	$202.3
Effect of investment losses (gains), net of offsets	29.5	(5.2)	77.9	(54.5)
Effect of change in FIA embedded derivative discount rate, net of offsets	24.9	0.7	39.5	5.7
Impairments and bad debt expense from subsidiary, net of offsets	15.7	—	87.9	—
Effect of class action litigation reserves, net of offsets	0.1	—	(0.4)	1.0
Adjusted operating income - Insurance segment	$36.6	$31.3	$111.2	$154.5